EXHIBIT 5.2

                                  TEXOIL, INC.

                         7.875% CONVERTIBLE SUBORDINATED
                             GENERAL OBLIGATION NOTE

No. [____________]                                             December 31, 1997
$[______________________]

               FOR VALUE RECEIVED, the undersigned, TEXOIL, INC., a Nevada corporation (the "COMPANY"), hereby promises to pay to , or registered assigns, the principal sum of and /100 DOLLARS ($ ), together with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid principal balance hereof at the rate of 7.875% per annum from the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of principal or interest, at a rate per annum equal to twelve percent (12%); PROVIDED, HOWEVER, in no event shall such rate of interest ever exceed the Highest Lawful Rate (as defined in the Note Purchase Agreement referred to below).

               This Note is one of a series of Notes (herein called the "NOTES") issued pursuant to the Note Purchase Agreement dated of even date herewith (as from time to time amended, the "NOTE PURCHASE AGREEMENT"), among the Company and the Noteholders named therein and is entitled to the benefits, and otherwise subject to the provisions, thereof, including, without limitation, the limitations on interest set forth in SECTION 13.05 thereof. This Note is subject to the terms of that certain Subordination Agreement of even date herewith, among Comerica Bank - Texas, as Agent, the Noteholders named therein, the Company, Cliffwood Oil & Gas Corp., Cliffwood Energy Company and Cliffwood Production Co.; provided, that nothing in such Subordination Agreement shall limit, release, impair or waive any liability or obligation of the Company hereunder.

               The principal amount of this Note and interest hereon shall be due and payable at the places, on the dates and in the manner set forth in the Note Purchase Agreement.

               This Note is convertible into shares of common stock of the Company upon the terms and conditions of the Note Purchase Agreement.

               All payments on this Note shall be applied first, to the accrued, unpaid interest hereon, and the remainder, if any, shall be applied to the principal balance hereof. The Company does not have the right to prepay this Note, in whole or in part, prior to maturity.

               Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at the places designated in the Note Purchase Agreement.

               This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

               If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal and other amounts outstanding under this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

               This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

                                     TEXOIL, INC.


                                     By:   ________________________________
                                     Name: ________________________________
                                     Title:________________________________


                                     Page 2